Exhibit 5.1

Simpson Thacher & Bartlett llp
425 lexington avenue new york, ny 10017-3954
telephone: +1-212-455-2000 facsimile: +1-212-455-2502
Direct Dial Number	E-mail Address

April 23, 2019

Aqua America, Inc.

762 W. Lancaster Avenue

Bryn Mawr, Pennsylvania 19010-3489

Ladies and Gentlemen:

We have acted as counsel to Aqua America, Inc., a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-223306) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company from time to time of an indeterminate initial offering price of, among other securities, shares of common stock of the Company, par value $0.50 per share (the “Common Stock”), and units consisting of one or more of the Company’s securities (the “Units”).

Each Unit initially consists of (i) a prepaid stock purchase contract (each a “Purchase Contract,” and collectively, the “Purchase Contracts”) issued by the Company which shall be settled by the Company against delivery of a number of shares of Common Stock to be determined pursuant to the Purchase Contract Agreement (as defined below), or redeemed by the Company under certain circumstances in cash and/or shares of Common Stock and (ii) a senior amortizing note (each, an “Amortizing Note,” and collectively, the “Amortizing Notes”) issued by the Company, which has an initial principal amount of $8.62909 per Amortizing Note, bears interest at an annual rate of 3.00% and has a final installment payment date of April 30, 2022.

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Aqua America, Inc.	-2-	April 23, 2019

We have examined the Registration Statement; the Underwriting Agreement dated April 17, 2019 (the “Underwriting Agreement”), between the Company and the underwriters named therein pursuant to which such underwriters have agreed to purchase up to 13,800,000 6.00% Tangible Equity Units, including 1,800,000 Units pursuant to the option granted to the underwriters; the Purchase Contract Agreement dated as of April 23, 2019 (the “Purchase Contract Agreement”), by and among the Company, U.S. Bank N.A., as purchase contract agent (the “Purchase Contract Agent”), U.S. Bank N.A., as attorney-in-fact for the holders of the Purchase Contracts from time to time (the “Holders”), and U.S. Bank N.A., as Trustee (as defined below) under the Indenture (as defined below); a copy of the global certificate representing the Units; a copy of the registered certificate representing the Purchase Contracts initially annexed to the Units; a copy of the registered certificate representing the Amortizing Notes initially annexed to the Units; a copy of a specimen certificate representing the Common Stock; and the Indenture dated as of April 23, 2019 (the “Base Indenture”), between the Company and U.S. Bank N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of April 23, 2019 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of April 23, 2019 (the “Second Supplemental Indenture,” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), between the Company and the Trustee. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Aqua America, Inc.	-3-	April 23, 2019

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee, and the Purchase Contract Agreement is the valid and legally binding obligation of the Purchase Contract Agent and the Trustee.

In rendering the opinions set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the Commonwealth of Pennsylvania and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Purchase Contract Agreement, the Indenture, the Purchase Contracts, the Notes and the Units, as applicable, in accordance with its organizational documents and the law of the Commonwealth of Pennsylvania, (2) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Purchase Contract Agreement, the Indenture, the Purchase Contracts, the Notes and the Units, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the Commonwealth of Pennsylvania or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Purchase Contract Agreement, the Indenture, the Purchase Contracts, the Notes and the Units, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Aqua America, Inc.	-4-	April 23, 2019

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                  Assuming the due authentication of the Purchase Contracts by the Purchase Contract Agent and the due execution and delivery of the Purchase Contracts by the Purchase Contract Agent as attorney-in-fact for the Holders and upon payment and delivery of the Units in accordance with the Underwriting Agreement, the Purchase Contracts will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.                  Assuming due authentication of the Amortizing Notes by the Trustee and upon payment and delivery of the Units in accordance with the Underwriting Agreement, the Amortizing Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

3.                  Assuming the due authentication of the Units by the Purchase Contract Agent and the Trustee and the due execution and delivery of the Units by the Purchase Contract Agent as attorney-in-fact for the Holders and upon payment and delivery of the Units in accordance with the Underwriting Agreement, the Units will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) Section 1.06 of the Purchase Contract Agreement, (B) Section 1.10 of the Base Indenture, (C) Section 2.6 of the First Supplemental Indenture and (D) Section 13.04 of the Second Supplemental Indenture, in each case relating to the separability of provisions of the relevant document.

For purposes of our opinions set forth in paragraphs 1 and 3 above, we assume that any increase in the number of shares of Common Stock deliverable upon settlement in connection with a Fundamental Change (as defined in the Purchase Contract Agreement) or upon redemption pursuant to an Acquisition Termination Redemption (as defined in the Purchase Contract Agreement) pursuant to the provisions of the Purchase Contract Agreement and any related provisions of the Units or Purchase Contracts represents reasonable compensation for the lost value of the Units or Purchase Contracts, as the case may be, as a result of the occurrence of a Fundamental Change or Acquisition Termination Redemption.

Aqua America, Inc.	-5-	April 23, 2019

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Units and component Purchase Contracts and Amortizing Notes and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP